Exhibit 99.1

Stryker Announces Definitive Agreement to Acquire Sage Products, LLC from Madison Dearborn Partners for $2.775 Billion

Kalamazoo, Michigan - February 1, 2016 - Stryker Corporation (NYSE: SYK) announced today a definitive agreement to acquire Sage Products, LLC (“Sage”) from Madison Dearborn Partners in an all cash transaction for $2.775 billion. The transaction includes an anticipated future tax benefit which is expected to exceed $500 million and to positively impact cash flows over approximately 15 years. Sage develops, manufactures and distributes disposable products targeted at reducing “Never Events,” primarily in the intensive care unit and MedSurg hospital unit setting. Sage sales for fiscal 2015 totaled $430 million, up 13% over the prior year.
“The company’s established leadership team and innovative products that help prevent hospital acquired conditions have driven consistent double-digit sales growth,” stated Kevin A. Lobo, Chairman and Chief Executive Officer. “This acquisition aligns with Stryker’s focus on offering products and services that support a mindset of prevention, specifically in the area of “Never Events” such as hospital acquired infections. Today, through our Medical division, Stryker offers products that are complementary to those produced by Sage. Sage has a 45-year history of focus on patients and caregivers that is evident in their culture and fits well with our Medical division. This business will also provide a consistent disposable revenue stream that will complement our capital equipment offerings. We look forward to welcoming the Sage team to Stryker.”
Founded in 1971 and headquartered in Cary, IL, Sage is a leading developer of innovative products and proprietary solutions that are designed to help improve outcomes for patients and clinicians, while maximizing efficiency and profitability for healthcare facilities. Sage’s products include solutions for oral care, skin preparation and protection, patient cleaning and hygiene, turning and positioning devices and heel care boots.
“Over our 45 years, we have achieved incredible growth through our focus on innovation, our Sage culture and our deep commitment to our community,” said Scott Brown, President and CEO of Sage Products. “With Madison Dearborn’s support, our business has grown domestically and we have achieved significant initial success with our international expansion. We are grateful for Madison Dearborn’s partnership over the past few years and believe that Sage is well-positioned for continued achievement and long-term success with Stryker, a company that understands our business, supports our goals and embraces our values.”
The closing of the transaction is subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The transaction is expected to be accretive to Stryker’s 2016 adjusted net earnings per diluted share excluding acquisition, integration-related and intangible amortization charges and will continue to be accretive thereafter. Accordingly, we are raising our full year 2016 adjusted EPS guidance by $0.05 to $5.55-5.75. The transaction is expected to close in the second quarter of 2016.
J.P. Morgan Securities LLC served as Stryker's exclusive financial advisor and Sullivan & Cromwell LLP served as outside legal counsel for Stryker in connection with this transaction.
Barclays is serving as Sage’s financial advisor and Kirkland & Ellis LLP and Madden, Jiganti, Moore & Sinars LLP are serving as legal counsel for Sage in connection with this transaction.
Stryker will host a conference call for financial analysts at 8:00 a.m., Eastern Time, today to discuss additional details regarding the proposed transaction. To participate in the conference call dial 888-771-4371 (domestic) or 847-585-4405 (international) and be prepared to provide confirmation number 41718106 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 30 days.
A recording of the call will also be available from 11:30 a.m., Eastern Time, on Monday, February 1, 2016, until 11:59 p.m., Eastern Time, on Monday, February 08, 2016. To hear this recording, dial 888-843-7419 (domestic) or 630-652-3042 (international) and enter the participant passcode 41718106.

Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement level from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of Sage Products, LLC.; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world.  Please contact us for more information at www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com